Exhibit 99(h)(1)
MANAGING DEALER AGREEMENT
August 18, 2023
This Managing Dealer Agreement (this “Agreement”) is entered into by and between T. Rowe Price OHA Select Private Credit Fund, a Delaware statutory trust (the “Company”) and T. Rowe Price Investment Services, Inc. (the “Managing Dealer”).
The Company has filed one or more registration statements with the U.S. Securities and Exchange Commission (the “SEC”) (each, a “Registration Statement”) which may be amended from time to time by the Company.
Each Registration Statement shall register an ongoing offering (each, an “Offering”) of the Company’s common shares of beneficial interest, $0.01 par value per share, which may consist of Class S, Class D and/or Class I common shares (the “Shares”). In this Agreement, unless explicitly stated otherwise, “the Offering” means each Offering covered by a Registration Statement and “Shares” means the Shares being offered in the Offering.
The Offering is and shall be comprised of a maximum amount of Shares set forth in the Prospectus (as defined in Section 1.a. below) that will be issued and sold to the public at the public offering prices per Share set forth in the Prospectus. In connection with the Offering, the minimum purchase by any one person shall be as set forth in the Prospectus (except as otherwise indicated in any letter or memorandum from the Company to the Managing Dealer).
In this Agreement, unless explicitly stated otherwise, any references to the Registration Statement, the Offering, the Shares, or the Prospectus with respect to each other shall mean only those that are all related to the same Registration Statement.
The Company is offering to the public three classes of Shares, Class S Shares, Class D Shares and Class I Shares. The differences between the classes of Shares and the eligibility requirements for each class are described in detail in the Prospectus. The Shares are to be offered and sold to the public as described under the caption “Plan of Distribution” in the Prospectus. Except as otherwise agreed by the Company and the Managing Dealer, Shares sold through the Managing Dealer are to be sold through the Managing Dealer, as the Managing Dealer, and the brokers (each a “Broker” and collectively, the “Brokers”) with whom the Managing Dealer, or its Foreign Affiliate (as defined below), has entered into or will enter into a selected intermediary agreement related to the distribution of Shares substantially in the form attached to this Agreement as Exhibit “A” or such other form as approved by the Company or its investment adviser on its behalf (each a “Selected Intermediary Agreement”) at a purchase price equal to the Company’s then-current net asset value (“NAV”) per Share applicable to the class of Shares being purchased. For shareholders who participate in the Company’s distribution reinvestment plan, the cash distributions attributable to the class of Shares that each shareholder owns will be automatically invested in additional Shares of the same class. Shares are to be issued and sold under the distribution reinvestment plan to shareholders of the Company at a purchase price equal to the most recent available NAV per Share for such Shares at the time the distribution is payable.

Terms not defined herein shall have the same meaning as in the Prospectus. Now, therefore, the Company hereby agrees with the Managing Dealer as follows:
1.    Representations and Warranties of the Company: The Company represents and warrants to the Managing Dealer and each Broker participating in an Offering, with respect to such Offering, as applicable, that:
a.    A Registration Statement with respect to the Shares has been prepared by the Company in accordance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”), and the applicable rules and regulations (the “Rules and Regulations”) of the SEC promulgated thereunder, covering the Shares. Copies of such Registration Statement and each amendment thereto have been or will be delivered to the Managing Dealer. The prospectus contained therein, as finally amended and revised at the effective date of the Registration Statement (including at the effective date of any post-effective amendment thereto), is hereinafter referred to as the “Prospectus,” except that if the prospectus or prospectus supplement filed by the Company pursuant to Rule 497 under the Securities Act shall differ from the Prospectus on file at the Effective Date, the term “Prospectus” shall also include such prospectus or prospectus supplement filed pursuant to Rule 497. “Effective Date” means the applicable date upon which the Registration Statement or any post-effective amendment thereto is or was first declared effective by the SEC. “Filing Date” means the applicable date upon which the initial Prospectus or any amendment or supplement thereto is filed with the SEC.
b.    The Company has been duly and validly organized and formed as a statutory trust under the laws of the State of Delaware, with the power and authority to conduct its business as described in the Prospectus.
c.    As of the Effective Date or Filing Date, as applicable, the Registration Statement and Prospectus complied or will comply in all material respects with the Securities Act, applicable sections of the 1940 Act, and the Rules and Regulations. The Registration Statement, as of the applicable Effective Date, does not and will not contain any untrue statements of material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; and the Prospectus as of the applicable Filing Date, does not and will not contain any untrue statements of material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that the foregoing provisions of this Section 1.c. will not extend to such statements contained in or omitted from the Registration Statement or Prospectus as are primarily within the knowledge of the Managing Dealer or any of the Brokers and are based upon information furnished by the Managing Dealer in writing to the Company specifically for inclusion therein.
d.    The Company shall use the funds received from the sale of the Shares as set forth in the Prospectus.

e.    No consent, approval, authorization, or other order of any governmental authority is required in connection with the execution or delivery by the Company of this Agreement or the issuance and sale by the Company of the Shares, except such as may be required under the Securities Act and the Rules and Regulations, by the Financial Industry Regulatory Authority, Inc. (“FINRA”) or applicable state securities laws.
f.    Unless otherwise described in the Registration Statement and Prospectus, there are no actions, suits or proceedings pending or to the knowledge of the Company, threatened against the Company at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which will have a material adverse effect on the business or property of the Company.
g.    The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Company will not conflict with or constitute a default under any charter, by-law, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Company, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws.
h.    The Company has full legal right, power, and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Section 4 of this Agreement may be limited under applicable securities laws.
i.    At the time of the issuance of the Shares, the Shares will have been duly authorized and, when issued and sold as contemplated by the Prospectus and the Company’s charter, as amended and supplemented, and upon payment therefor as provided by the Prospectus and this Agreement, will be validly issued, fully paid and nonassessable and will conform to the description thereof contained in the Prospectus.
j.    The Company has filed all material federal, state and foreign income tax returns, which have been required to be filed, on or before the due date (taking into account all extensions of time to file) and has paid or provided for the payment of all taxes indicated by said returns and all assessments received by the Company to the extent that such taxes or assessments have become due, except where the Company is contesting such assessments in good faith.
k.    The financial statements of the Company included in the Prospectus present fairly in all material respects the financial position of the Company as of the date indicated and the results of its operations for the periods specified; said financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

l.    Upon the commencement of the Offering, the Company will be a non-diversified, closed-end management investment company that has elected to be treated as a business development company under the 1940 Act, and has not withdrawn such election, and the SEC has not ordered that such election be withdrawn nor to the Company’s knowledge have proceedings to effectuate such withdrawal been initiated or threatened by the SEC.
m.    Any and all printed sales literature or other materials which have been approved in advance in writing by the Company and appropriate regulatory agencies for use in the Offering (“Authorized Sales Materials”) prepared by Managing Dealer, in consultation with the Company, or the Company and any of their respective affiliates specifically for use with potential investors in connection with the Offering, when used in conjunction with the Prospectus, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made and when read in conjunction with the Prospectus, not misleading. If at any time any event occurs which is known to the Company as a result of which such Authorized Sales Materials when used in conjunction with the Prospectus would include an untrue statement of a material fact or, in view of the circumstances under which they were made, omit to state any material fact necessary to make the statements therein not misleading, the Company will notify the Managing Dealer thereof.
n.    Except as disclosed in the Registration Statement and the Prospectus, (i) no person is serving or acting as an officer, director or investment adviser of the Company, except in accordance with the applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and the applicable published rules and regulations thereunder, and (ii) to the knowledge of the Company, no director of the Company is an “affiliated person” (as defined in the 1940 Act) of the Managing Dealer.
o.    The issuance and sale of the Shares have been duly authorized by the Company, and, when issued and duly delivered against payment therefor as contemplated by this Agreement, will be validly issued, fully paid and non-assessable.
2.    Covenants of the Company. The Company covenants and agrees with the Managing Dealer that:
a.    It will, at no expense to the Managing Dealer, furnish the Managing Dealer with such number of printed copies of the Registration Statement, including all amendments and exhibits thereto, as the Managing Dealer may reasonably request. It will similarly furnish to the Managing Dealer and others designated by the Managing Dealer as many copies of the following documents as the Managing Dealer may reasonably request: (a) the Prospectus in preliminary and final form and every form of supplemental or amended prospectus; (b) this Agreement; and (c) any other Authorized Sales Materials (provided that the use of said Authorized Sales Materials has been first approved for use by all appropriate regulatory agencies).

b.    It will furnish such proper information and execute and file such documents as may be necessary for the Company to qualify the Shares for offer and sale under the securities laws of such jurisdictions as the Managing Dealer may reasonably designate and will file and make in each year such statements and reports as may be required. The Company will furnish to the Managing Dealer upon request a copy of such papers filed by the Company in connection with any such qualification. In connection with the foregoing, the Managing Dealer agrees to provide such proper information and execute and file such documents as may be necessary for the Company to qualify itself as an underwriter with respect to the Shares for offer and sale under the securities laws of any such requested jurisdictions to the extent such jurisdictions require information specific to the Managing Dealer.
c.    It will: (a) use its best efforts to cause the Registration Statement to become effective; (b) use its best efforts to furnish copies of any proposed amendment or supplement of the Registration Statement or Prospectus to the Managing Dealer; (c) file every amendment or supplement to the Registration Statement or the Prospectus that may be required by the SEC; and (d) if at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, it will promptly notify the Managing Dealer and, to the extent the Company determines such action is in the best interests of the Company, use its commercially reasonable efforts to obtain the lifting of such order.
d.    If at any time when a Prospectus is required to be delivered under the Securities Act any event occurs as a result of which, in the opinion of either the Company or the Managing Dealer, the Prospectus would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in view of the circumstances under which they were made, not misleading, the Company will promptly notify the Managing Dealer thereof (unless the information shall have been received from the Managing Dealer) and will effect the preparation of an amended or supplemental Prospectus which will correct such statement or omission. The Company will then promptly prepare such amended or supplemental Prospectus or Prospectuses as may be necessary to comply with the requirements of Section 10 of the Securities Act.
e.    It will disclose a per Share estimated value of the Shares and related information in accordance with the requirements of FINRA Rule 2310(b)(5) and provide any other information that the Managing Dealer may reasonably request in order to remain in compliance with all applicable laws, rules and regulations in connection with the Offering.
3.    Obligations and Compensation of Managing Dealer
a.    The Company hereby appoints the Managing Dealer as its agent and principal distributor for the purpose of selling for cash to the public up to the maximum amount of Shares set forth in the Prospectus (subject to the Company’s right of reallocation, as described in the Prospectus) through Brokers, all of whom shall be members of FINRA if operating within the United States.

b.    Managing Dealer may, in its discretion, also enter into agreements with one or more entities that control or are controlled by, or under common control with, Managing Dealer to enable such Foreign Affiliates to offer and sell Shares to eligible investors and financial intermediaries outside the United States (“Foreign Affiliates”) on a private placement basis unless the shares become eligible to be sold through a public offering in such jurisdiction, subject to the rules, regulations, and legal requirements applicable to the country in which the investor or Broker is located. Any Shares sold by Foreign Affiliates shall be at the public offering price calculated as described in the Prospectus. Without limiting the generality of the foregoing, the Managing Dealer shall: (i) have the ability to delegate any distribution-related authority granted to Managing Dealer by Company under this Agreement; and (ii) require any such Foreign Affiliate to comply with any limitations on the Managing Dealer set out in this Agreement (except to the extent such limitations relate solely to compliance with United States’ laws, rules, regulations, and legal requirements applicable to the conduct of the Managing Dealer with respect to the offer and sale of Shares within the United States). The Company acknowledges and agrees that Foreign Affiliates may utilize a version of the Selected Intermediary Agreement which may be tailored to the relevant jurisdiction in which such Foreign Affiliate operates.
c.    The Managing Dealer hereby accepts such agency and distributorship and agrees to use its best efforts to sell the Shares on said terms and conditions set forth in the Prospectus with respect to each Offering and any additional terms or conditions specified in Schedule 1 to this Agreement, as it may be amended from time to time. The Managing Dealer represents to the Company that it is a member in good standing of FINRA and that it and its employees and representatives have all required licenses and registrations to act under this Agreement. With respect to the Managing Dealer’s participation in the distribution of the Shares in the Offering, the Managing Dealer agrees to comply in all material respects with the applicable requirements of the Securities Act, the Rules and Regulations, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and all other state or federal laws, rules and regulations applicable to the Offering and the sale of Shares, all applicable state securities or blue sky laws and regulations, and the rules of FINRA applicable to the Offering, from time to time in effect, including, without limitation, FINRA Rules 2040, 2111, 2310, 5110 and 5141. Managing Dealer shall also require any and all Foreign Affiliates engaged to distribute Shares to abide by the laws, rules, and regulations of the jurisdictions in which they engage in distribution activities.
d.    Promptly after the initial Effective Date of the Registration Statement, the Managing Dealer and the Brokers shall commence the offering of the Shares in the Offering for cash to the public in jurisdictions in which the Shares are registered or qualified for sale or in which such offering is otherwise permitted, including on a private placement basis in accordance with the applicable regulatory framework in jurisdictions outside the United States (each a “Foreign Jurisdiction”). The Company agrees to require the Adviser (as defined below, and who may act through one or more affiliates) to (i) perform all filings necessary in a Foreign Jurisdiction prior to the commencement of a private offering of Shares in such Foreign Jurisdiction, if applicable; and (ii) notify the Managing Dealer of the effectiveness of such Foreign Jurisdiction filings, including their expiration, in a timely manner. The Managing Dealer and the Brokers will immediately suspend or terminate offering of the Shares upon request of the Company at any time and will resume offering the Shares upon subsequent request of the Company.
e.    Subject to circumstances described in or otherwise provided in this Agreement and under the caption “Plan of Distribution” in the Prospectus, which may be amended and restated from time to time, the Company will pay to the Managing Dealer shareholder servicing and/or distribution fees in connection with sales of Class S Shares, and sales of certain Class D Shares as described in the Prospectus (the “Shareholder Servicing and/or Distribution Fee”) and the Managing Dealer may permit Brokers to charge transaction or other fees, including upfront placement fees or brokerage commissions, all as described in Schedule 1 to this Agreement. The applicable Shareholder Servicing and/or Distribution Fees payable to the Managing Dealer will be paid substantially concurrently with the execution by the Company of orders submitted by purchasers of Class S Shares and Class D Shares, as applicable, and all or a portion of the Shareholder Servicing and/or Distribution Fees may be reallowed by the Managing Dealer to the Brokers who sold the Class S Shares and Class D Shares giving rise to such Shareholder Servicing and/or Distribution Fees, as described more fully in the Selected Intermediary Agreement entered into with each such Broker.
f.    Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended and restated from time to time, subject to the limitations set forth in Section 3.e. below, the Company will pay to the Managing Dealer a Shareholder Servicing and/or Distribution Fees with respect to sales of Class S and Class D Shares as described in Schedule 1 to this Agreement. The Company will pay the Shareholder Servicing and/or Distribution Fee to the Managing Dealer monthly in arrears. The Managing Dealer may reallow all or a portion of the Shareholder Servicing and/or Distribution Fee to any Brokers who sold the Class S or Class D Shares giving rise to the payment of such Shareholder Servicing and/or Distribution Fee to the extent the Selected Intermediary Agreement with such Broker provides for such a reallowance and such Broker is in compliance with the terms of such Selected Intermediary Agreement, and eligible to receive such related reallowance in compliance with all applicable laws, rules, and regulations. Notwithstanding the foregoing, subject to the terms of the Prospectus, at such time as the Broker who sold such Class S or Class D Shares is no longer the intermediary of record with respect to such Class S or Class D Shares or the Broker no longer satisfies any or all of the conditions in its Selected Intermediary Agreement for the receipt of the Shareholder Servicing and/or Distribution Fee, then Broker’s entitlement to the Shareholder Servicing and/or Distribution Fees related to such Class S and/or Class D Shares, as applicable, shall cease in, and Broker shall not receive the Shareholder Servicing and/or Distribution Fee for, that month or any portion thereof (i.e., Shareholder Servicing and/or Distribution Fees are payable with respect to an entire month without any proration). Intermediary transfers will be made effective as of the start of the first business day of a month.

g.    Thereafter, such Shareholder Servicing and/or Distribution Fee may be reallowed to the then-current intermediary of record of the Class S and/or Class D Shares, as applicable, if any such intermediary of record has been designated (the “Successor Broker”), to the extent such Successor Broker has entered into a Selected Intermediary Agreement or similar agreement with the Managing Dealer, such Selected Intermediary Agreement with the Successor Broker provides for such reallowance and the Successor Broker is in compliance with the terms of such agreement related to such reallowance. In this regard, all determinations will be made by the Managing Dealer in good faith in its sole discretion. Neither the Managing Dealer nor the Broker is entitled to any Shareholder Servicing and/or Distribution Fee with respect to Class I Shares. The Managing Dealer may also reallow some or all of the Shareholder Servicing and/or Distribution Fee to other intermediaries who provide services with respect to the Shares (who shall be considered additional Successor Brokers) pursuant to a Selected Intermediary Agreement with the Managing Dealer to the extent such Selected Intermediary Agreement provides for such reallowance and such additional Successor Broker is in compliance with the terms of such agreement related to such reallowance, in accordance with the terms of such Selected Intermediary Agreement.
h.    The Managing Dealer shall cease receiving the Shareholder Servicing and/or Distribution Fee with respect to any Class S Shares or Class D Shares held in a shareholder’s account at the end of the month in which the Managing Dealer, in conjunction with the transfer agent, determines that total transaction or other fees, including upfront placement fees or brokerage commissions, and Shareholder Servicing and/or Distribution Fees paid with respect to the Shares held by such shareholder within such account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such Shares (including total transaction or other fees, including upfront placement fees or brokerage commissions). At the end of such month, each such Class S Share or Class D Share (and any Shares issued under the distribution reinvestment plan with respect thereto) will convert into a number of Class I Shares (including any fractional Shares), with an equivalent aggregate NAV as such Share. In addition, the Managing Dealer will cease receiving the Shareholder Servicing and/or Distribution Fee on Class S Shares and Class D Shares in connection with an Offering (i.e., pursuant to the Registration Statement for such Offering) upon the earlier to occur of the following: (i) a listing of Class I Shares, (ii) the merger or consolidation of the Company with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets, or (iii) the date following the completion of the primary portion of such Offering on which, in the aggregate, underwriting compensation from all sources in connection with such Offering, including selling commissions, Managing Dealer fees, the Shareholder Servicing and/or Distribution Fee and other underwriting compensation, is equal to ten percent (10%) of the gross proceeds from Shares sold in such Offering, as determined in good faith by the Managing Dealer in its sole discretion. For purposes of this Agreement, the portion of the Shareholder Servicing and/or Distribution Fee accruing with respect to Class S and Class D Shares of the Company’s Shares issued (publicly or privately) by the Company during the term of a particular Offering, and not issued pursuant to a prior

Offering, shall be underwriting compensation with respect to such particular Offering and not with respect to any other Offering.
i.    The terms of any reallowance of the Shareholder Servicing and/or Distribution Fee shall be set forth in the Selected Intermediary Agreement entered into with the Brokers or Successor Brokers, as applicable. The Company will not be liable or responsible to any Broker or Successor Broker for any reallowance of Shareholder Servicing and/or Distribution Fee to such Broker or Successor Broker, as long as it has paid Managing Dealer such Shareholder Servicing and/or Distribution fee in a timely manner to allow for Managing Dealer to reallow such Shareholder and/or Distribution fee to a Broker, it being the sole and exclusive responsibility of the Managing Dealer for payment of Shareholder Servicing and/or Distribution Fee to Brokers and Successor Brokers. Notwithstanding the foregoing, at the discretion of the Company, the Company may act as agent of the Managing Dealer by making direct payment of Shareholder Servicing and/or Distribution Fees to Brokers on behalf of the Managing Dealer without incurring any liability, unless Company fails to pay such Broker as provided under the terms of the Selected Intermediary Agreement. Further, the Managing Dealer nor the Company is responsible for any transaction or other fees, including upfront placement fees or brokerage commissions, charged by Brokers.
j.    In addition to the other items of underwriting compensation set forth in this Section 3, the Company shall reimburse or cause OHA Private Credit Advisors LLC (the “Adviser”) to reimburse the Managing Dealer for all offering expenses and items of underwriting compensation referenced in the Prospectus, to the extent the Prospectus indicates that they will be paid by the Company or the Adviser, as applicable, and to the extent permitted pursuant to prevailing rules and regulations of FINRA.
k.    In addition to reimbursement as provided under Section 3.g, and subject to prevailing rules and regulations of FINRA, the Company shall pay or cause its investment adviser to pay directly or reimburse the Managing Dealer for reasonable bona fide due diligence expenses incurred by any Broker as described in the Prospectus. The Managing Dealer shall obtain from any Broker and provide to the Company a detailed and itemized invoice for any such due diligence expenses. Notwithstanding anything contained herein to the contrary, no payments or reimbursements made by the Company with respect to a particular Offering hereunder shall cause total organization and offering expenses, defined under Omnibus Guidelines (as defined in Section 4.a. below) and FINRA rules, to exceed 10% and 15%, respectively, of gross proceeds from such Offering.
l.    The Managing Dealer represents that it will comply fully with all applicable currency reporting, anti-money laundering, anti-corruption and anti-terrorist laws and regulations, and any other applicable laws, rules, regulations, and interpretations of any other applicable regulatory or self-regulatory body.
m.    The Managing Dealer represents and warrants that it has adopted an Anti-Money Laundering Program (“AML Program”) that complies with the Bank Secrecy Act,

the USA PATRIOT Act, the rules, regulations and regulatory guidance of the SEC, FINRA or any other applicable self-regulatory organization, as applicable, and any future amendments (collectively “AML Regulations”). The Managing Dealer further represents that its AML Program, at a minimum: (1) designates a compliance officer to administer and oversee the AML Program, (2) provides ongoing employee training, (3) includes an independent audit function to test the effectiveness of the AML Program, (4) establishes internal policies, procedures and controls to detect and prevent money laundering, (5) includes a customer identification program consistent with the Rules under Section 326 of the Bank Secrecy Act, (6) complies with the joint travel and wire transfer rule, (7) provides for the filing of all necessary anti-money laundering reports, including, but not limited to, currency transaction reports and suspicious activity reports, and (8) allows for the appropriate regulators to examine its AML books and records. The Managing Dealer agrees to comply with economic sanction programs administered by the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”). The Managing Dealer certifies that it has OFAC compliance programs in place which include: (1) procedures for checking customer names and, to the extent required, persons with signature authority over accounts against the OFAC lists of sanctioned governments and specially designated nationals, terrorists, and drug traffickers; and (2) screening of wire transfers and other payments against the OFAC lists. The Managing Dealer also agrees to comply with all applicable laws, statues, regulations, and codes relating to anti-bribery and anti-corruption, including but not limited to the Foreign Corrupt Practices Act. Managing Dealer will remain in compliance with the AML Regulations during all times which it offers or services Shares of the Company. The Managing Dealer will, upon Company’s reasonable written request, but not more than once per quarter, certify that it complies with the AML Regulations and OFAC sanction programs. For the avoidance of doubt, although Managing Dealer maintains such a program as described in this section, it will not be handling customer funds or applying such program screening processes to customers of any Broker.
n.    The Managing Dealer represents and warrants to the Company and each person and firm that signs the Registration Statement that the information under the caption “Plan of Distribution” in the Prospectus and all other information furnished to the Company by the Managing Dealer in writing expressly for use in the Registration Statement, the Prospectus, or any amendment or supplement thereto does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
o.    The Managing Dealer and all Brokers will offer and sell the Shares at the public offering prices per Share as determined in accordance with the Prospectus.
4.    Indemnification.
a.    To the extent permitted by the Company’s charter, Section 17(h) and Section 17(i) of the 1940 Act, the provisions of Article II.G of the North American Securities Administrators Association, Inc. Omnibus Guidelines Statement of Policy

adopted on March 29, 1992 and as amended on May 7, 2007 and from time to time (the “Omnibus Guidelines”), and subject to the limitations below, the Company will indemnify and hold harmless the Brokers and the Managing Dealer, their officers and directors and each person, if any, who controls such Broker or Managing Dealer (including any Foreign Affiliates) within the meaning of Section 15 of the Securities Act (the “Indemnified Persons”) from and against any losses, claims, damages or liabilities (“Losses”), joint or several, to which such Indemnified Persons may become subject insofar as such Losses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement of a material fact contained (i) in the Registration Statement, the Prospectus, or any post-effective amendment or supplement to either or (ii) in any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof (any such application, document or information being hereinafter called a “Blue Sky Application”) or (iii) in any Authorized Sales Materials; (b) the omission to state in the Registration Statement, the Prospectus, or any post-effective amendment or supplement to either or in any Blue Sky Application or Authorized Sales Materials a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (c) the Company’s material breach of any representation or warranty made by it to the Managing Dealer; or (d) is the result of Company’s, or its agents’ acting on its behalf, willful misfeasance, fraud, bad faith, or gross negligence with respect to its obligations under this Agreement. The Company will reimburse the Managing Dealer and each Indemnified Person of the Managing Dealer for any legal or other expenses reasonably incurred by the Managing Dealer or such Indemnified Person in connection with investigating or defending such Loss.
Notwithstanding the foregoing provisions of this Section 4.a., the Company may not indemnify or hold harmless the Managing Dealer, any Broker or any of their affiliates in any manner that would be inconsistent with the provisions to Article II.G of the Omnibus Guidelines. In particular, but without limitation, the Company may not indemnify or hold harmless the Managing Dealer, any Broker or any of their affiliates for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:
(i)    There has been a successful adjudication on the merits of each count involving alleged securities law violations;
(ii)    Such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or
(iii)    A court of competent jurisdiction approves a settlement of the claims against the indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.
Further notwithstanding the foregoing provisions of this Section 4.a., the Company will not be liable in any such case to the extent that any such Loss or expense arises out of or is based upon an untrue statement or omission made in reliance upon and in conformity with written information furnished (x) to the Company by the Managing Dealer or (y) to the Company or the Managing Dealer by or on behalf of any Foreign Affiliate or Broker specifically for use in the Registration Statement, the Prospectus, or any post-effective amendment or supplement, any Blue Sky Application or any Authorized Sales Materials, and, further, the Company will not be liable for the portion of any Loss to the extent that such Broker or the Managing Dealer (including its Foreign Affiliate) was at fault in connection with such portion of the Loss, expense or action.
The foregoing indemnity agreement of this Section 4.a. is subject to the further condition that, insofar as it relates to any untrue statement or omission made in the Prospectus (or amendment or supplement thereto) that was eliminated or remedied in any subsequent amendment or supplement thereto, such indemnity agreement shall not inure to the benefit of an Indemnified Persons from whom the person asserting any Losses purchased the Shares that are the subject thereof, if such Indemnified Persons negligently failed to provide or make publicly available such remedied Prospectus to the individual asserting the Loss at, or prior to, such individual’s submission of a subscription agreement.
b.    The Managing Dealer (on behalf of itself and any Foreign Affiliate) will indemnify and hold harmless the Company, its officers and directors (including any person named in the Registration Statement, with his consent, as about to become a director or trustee, as the case may be), each other person who has signed the Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act (the “Company Indemnified Persons”), from and against any Losses to which any of the Company Indemnified Persons may become subject, under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement of a material fact contained (i) in the Registration Statement, the Prospectus or any post-effective amendment or supplement to either or (ii) in any Blue Sky Application or (iii) in any Authorized Sales Materials; or (b) the omission to state in the Registration Statement, the Prospectus, any post-effective amendment or supplement to either or in any Blue Sky Application or Authorized Sales Materials a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that clauses (a) and (b) apply only to the extent that such untrue statement or omission was furnished in writing to the Company by or on behalf of the Managing Dealer specifically for use with reference to the Managing Dealer in the preparation of the Registration Statement, the Prospectus, any post-effective amendment or supplement to either or in preparation of any Blue Sky Application or Authorized Sales Materials; or (c) any use of sales literature not authorized or approved by the Company or any use of “broker-dealer use only” materials with members of the public by the Managing Dealer in the offer and sale of the

Shares or any use of sales literature in a particular jurisdiction if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction; or (d) any untrue statement made by the Managing Dealer or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Shares; or (e) any material violation of this Agreement; or (f) is the result of the Managing Dealer’s, or its agents’ acting on its behalf, willful misfeasance, fraud, bad faith, or gross negligence with respect to its obligations under this Agreement; or (g) any failure to comply with applicable laws governing privacy issues, money laundering abatement and anti-terrorist financing efforts, including applicable rules of the SEC, FINRA and the USA PATRIOT Act; or (h) any other failure to comply with applicable rules of FINRA or federal or state securities laws and the rules and regulations promulgated thereunder. The Managing Dealer will reimburse the aforesaid parties for any legal or other expenses reasonably incurred by them in connection with investigating or defending such Loss, expense, or action. This indemnity agreement will be in addition to any liability that the Managing Dealer may otherwise have.
c.    Each Broker severally will indemnify and hold harmless the Company, the Managing Dealer (including any Foreign Affiliate), each of their officers and directors (including any person named in the Registration Statement, with his consent, as about to become a director), each other person who has signed the Registration Statement and each person, if any, who controls the Company or the Managing Dealer within the meaning of Section 15 of the Securities Act (the “Broker Indemnified Persons”) from and against any Losses to which a Broker Indemnified Person may become subject, under the Securities Act, the Exchange Act, the laws of any foreign jurisdiction outside the United States applicable to it or its operations, or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon (a) any untrue statement of a material fact contained (i) in the Registration Statement, the Prospectus, or any post-effective amendment or supplement to either or (ii) in any Blue Sky Application or (iii) in any Authorized Sales Materials; or (b) the omission to state in the Registration Statement, the Prospectus, or any post-effective amendment or supplement to either or in any Blue Sky Application or Authorized Sales Materials a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that clauses (a) and (b) apply, to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company or the Managing Dealer by or on behalf of the Broker specifically for use with reference to the Broker in the preparation of the Registration Statement, the Prospectus, any post-effective amendment or supplement either or in preparation of any Blue Sky Application or Authorized Sales Materials; or (c) any use of sales literature not authorized or approved by the Company or any use of “broker-dealer use only” materials with members of the public by the Broker in the offer and sale of the Shares or any use of sales literature in a particular jurisdiction if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction; or (d) any untrue statement made by the Broker or its representatives or agents or omission to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Shares; or (e) any material violation of this Agreement or the Selected Intermediary Agreement entered into between the Managing Dealer (or a Foreign Affiliate) and the Broker; or (f) is the result of the Broker’s, or its agents’ acting on its behalf, willful misfeasance, fraud, bad faith, or gross negligence with respect to its obligations under this Agreement or the Selected Intermediary Agreement entered into between the Managing Dealer (or Foreign Affiliate) and the Broker; or (g) any failure or alleged failure to comply with all applicable laws, including, without limitation, laws governing privacy issues, money laundering abatement and anti-terrorist financing efforts, including applicable rules of the SEC, FINRA and the USA PATRIOT Act; or (h) any other failure or alleged failure to comply with applicable rules of FINRA or federal or state securities laws, or any similar laws, rules or regulations applicable to a Broker located or operating outside of the United States, and the rules and regulations promulgated thereunder. Each such Broker will reimburse each Broker Indemnified Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss, expense, or action. This indemnity agreement will be in addition to any liability that such Broker may otherwise have.
d.    Promptly after receipt by an indemnified party under this Section 4 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 4, notify in writing the indemnifying party of the commencement thereof. The failure of an indemnified party to so notify the indemnifying party, to the extent such failure causes prejudice to the indemnifying party, will relieve the indemnifying party from any liability under this Section 4 as to the particular item for which indemnification is then being sought, but not from any other liability that it may have to any indemnified party. In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the indemnified party for reasonable legal and other expenses (subject to Section 4.e.) incurred by such indemnified party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such indemnified party on account of any settlement of any claim or action effected without the consent of such indemnifying party. Any indemnified party shall not be bound to perform or refrain from performing any act pursuant to the terms of any settlement of any claim or action effected without the consent of such indemnified party
e.    The indemnifying party shall pay all reasonable and documented legal fees and expenses of the indemnified party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obliged to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one indemnified party. If such claims or actions are alleged or brought against more than one indemnified party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm that has been selected by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties are unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an indemnified party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.
f.    The indemnity agreements contained in this Section 4 shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of any Broker, or any person controlling any Broker or by or on behalf of the Company, the Managing Dealer or any officer or director thereof, or by or on behalf of any person controlling the Company or the Managing Dealer, (b) delivery of any Shares and payment therefor, and (c) any termination of this Agreement. A successor of any Broker or of any of the parties to this Agreement, as the case may be, shall be entitled to the benefits of the indemnity agreements contained in this Section 4.
5.    Survival of Provisions.
a.    The respective agreements, representations and warranties of the Company and the Managing Dealer set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any investigation made by or on behalf of the Managing Dealer or any Broker or any person controlling the Managing Dealer or any Broker or by or on behalf of the Company or any person controlling the Company, and (b) the acceptance of any payment for the Shares.
b.    The respective agreements of the Company and the Managing Dealer set forth in Sections 3.c. through 3.h. and Sections 4 through 14 of this Agreement shall remain operative and in full force and effect regardless of any termination of this Agreement.
6.    Applicable Law. This Agreement was executed and delivered in, and its validity, interpretation and construction shall be governed by, the laws of the State of New York; provided however, that causes of action for violations of federal or state securities laws shall not be governed by this Section. Venue for any action brought hereunder shall lie exclusively in New York, New York.
7.    Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same Agreement.

8.    Successors and Amendment.
a.    This Agreement shall inure to the benefit of and be binding upon the Managing Dealer and the Company and their respective successors. Nothing in this Agreement is intended or shall be construed to give to any other person any right, remedy or claim, except as otherwise specifically provided herein. This Agreement shall inure to the benefit of the Brokers to the extent set forth in Sections 1 and 4 hereof.
b.    This Agreement may be amended by the written agreement of the Managing Dealer and the Company.
9.    Term and Termination. This Agreement shall become effective as of the date first written above and shall remain in force until the first anniversary of its effective date and shall thereafter continue in effect from year to year, but only so long as such continuance is specifically approved at least annually by a vote of the board of trustees of the Company, including the vote of a majority of the trustees who are not “interested persons,” as defined by the 1940 Act and the rules thereunder, of the Company and who have no direct or indirect financial interest in the operation of the Company’s Distribution and Servicing Plan (the “Plan”) or any agreements entered into in connection with the Plan (including this Agreement), cast in person at a meeting called for the purpose. Any party to this Agreement shall have the right to terminate this Agreement on 60 days’ written notice or immediately upon notice to the other party in the event that such other party shall have failed to comply with any material provision hereof. The Agreement also may be terminated at any time, without the payment of any penalty, by vote of a majority of the Company’s trustees who are not “interested persons”, as defined in the 1940 Act, of the Company and who have no direct or indirect financial interest in the operation of the Company’s distribution plan or this Agreement or by vote a majority of the outstanding voting securities of the Company, on not more than 60 days’ written notice to the Managing Dealer or the Adviser. This Agreement will automatically terminate in the event of its assignment, as defined in the 1940 Act. Upon expiration or termination of this Agreement, (a) the Company shall pay to the Managing Dealer all earned but unpaid compensation and reimbursement for all incurred, accountable compensation to which the Managing Dealer is or becomes entitled under Section 3 pursuant to the requirements of that Section 3 at such times as such amounts become payable pursuant to the terms of such Section 3, offset by any losses suffered by the Company or any officer or director of the Company arising from the Managing Dealer’s breach of this Agreement or an action that would otherwise give rise to an indemnification claim against the Managing Dealer under Section 4.b. herein, and (b) the Managing Dealer shall promptly deliver to the Company all records and documents in its possession that relate to the Offering other than as required by law to be retained by the Managing Dealer. Managing Dealer shall use its commercially reasonable efforts to cooperate with the Company to accomplish an orderly transfer of management of the Offering to a party designated by the Company.
10.    Confirmation. The Company hereby agrees and assumes the duty (which duty may be delegated to the Company’s transfer agent or other relevant service provider) to confirm on its behalf and on behalf of Brokers who sell the Shares all orders for purchase of Shares accepted by the Company. Such confirmations will comply with the rules of the SEC and FINRA, and will comply with applicable laws of such other jurisdictions as the Company’s transfer agent records may indicate.
11.    Prospectus and Authorized Sales Materials. Managing Dealer agrees that it is not authorized or permitted to give and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and any Authorized Sales Materials. The Managing Dealer further agrees (a) not to deliver any Authorized Sales Materials to any investor or prospective investor, to any intermediary that has not entered into a Selected Intermediary Agreement, or to any representatives or other associated persons of such an intermediary, unless it is accompanied or preceded by the Prospectus as amended and supplemented, (b) not to show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Company and marked “broker only”, “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public and (c) not to show or give to any investor or prospective investor in a particular jurisdiction (and will similarly require Brokers pursuant to the Selected Intermediary Agreement) any material or writing that is supplied to it by the Company if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction. Managing Dealer, in its agreements with Brokers, will include requirements and obligations of the Brokers similar to those imposed upon the Managing Dealer pursuant to this section.
12.    Suitability of Investors. The Managing Dealer, in its agreements with Brokers, will require that the Brokers offer Shares only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company and will only make offers to persons in the jurisdictions in which it is advised in writing that the Shares are qualified for sale or that such qualification is not required. In offering Shares, the Managing Dealer, in its agreements with Brokers, will require that the Broker comply with the provisions of all applicable rules and regulations relating to suitability of investors, including, without limitation, the provisions of Exchange Act Rule 15l-1 and Article III of the Omnibus Guidelines and applicable laws of the jurisdiction of which such investor is a resident. The Managing Dealer, in its agreements with Brokers, will require that the Brokers shall sell Shares only to those persons who are eligible to purchase such shares as described in the Prospectus and only through those Brokers who are authorized to sell such shares. The Managing Dealer, in its agreements with the Brokers, shall require the Brokers to maintain, for at least six years, a record of the information obtained to determine that an investor meets the financial qualification and suitability standards imposed on the offer and sale of the Shares.
13.    Submission of Orders. The Managing Dealer will require in its agreements with each Broker that each Broker comply with the submission of orders procedures set forth in the form of Selected Intermediary Agreement attached as Exhibit “A” to this Agreement. To the extent the Managing Dealer is involved in the distribution process other than through a Broker, the Managing Dealer will comply with such submission of orders procedures, and will require each person desiring to purchase Shares in the Offering to complete and execute a subscription agreement in the form filed as an appendix to the Prospectus (a “Subscription Agreement”) in the

form provided by the Company to the Managing Dealer for use in connection with the Offering and to deliver to the Company’s transfer agent such completed and executed Subscription Agreement together with a check or wire transfer (“instrument of payment”) in the amount of such person’s purchase, which must be at least the minimum purchase amount set forth in the Prospectus. Subscription Agreements and instruments of payment will be transmitted by the Company’s transfer agent to the Company, as soon as practicable. If the Managing Dealer receives a Subscription Agreement the Managing Dealer shall return such Subscription Agreement and instrument of payment directly to such subscriber and inform the subscriber that Subscription Agreements should be sent to the Company’s transfer agent. Instruments of payment of rejected subscribers will be promptly returned to such subscribers.
14.    Notice. Notices and other writings contemplated by this Agreement shall be delivered via (i) hand, (ii) first class registered or certified mail, postage prepaid, return receipt requested, (iii) a nationally recognized overnight courier or (iv) electronic mail. All such notices shall be addressed, as follows:

If to the Managing Dealer:	T. Rowe Price Investment Services, Inc.
Attn: Legal Department
4515 Painters Mill Rd.Bldg.2
Owings Mills MD, 21157
Email: legal-
us_intermediary_distribution_team@troweprice.com

If to the Company:	T. Rowe Price OHA Select Private Credit Fund
Attn: Gregory S. Rubin, Partner & General Counsel
c/o OHA Private Credit Advisors LLC
1 Vanderbilt Avenue, 16th Floor
New York, NY 10017
Email: GRubin@oakhilladvisors.com

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter and your acceptance shall constitute a binding agreement between us as of the date first above written.

Very truly yours,

T. ROWE PRICE OHA SELECT PRIVATE CREDIT FUND

		By:	/s/ Eric Muller
Name: Eric Muller
Title: Chief Executive Officer

Accepted and agreed to as of the date first above written:

T. Rowe Price Investment Services, Inc.

By:	/s/ William Presley
Name: William Presley
Title: Vice President

Schedule 1
Compensation
I.    Shareholder Servicing and/or Distribution Fees
The Company will pay to the Managing Dealer Shareholder Servicing and/or Distribution Fees in amounts of (a) up to 0.85% per annum of the aggregate NAV for the Class S Shares as of the beginning of the first calendar day of the month and (b) up to 0.25% per annum of the aggregate NAV for the Class D Shares as of the beginning of the first calendar day of the month, in each case, payable monthly. The Company will not pay to the Managing Dealer any Shareholder Servicing and/or Distribution Fees in respect of the purchase of any Class I Shares.
II.    Managing Dealer Fees
The Company will not pay to the Managing Dealer any Managing Dealer fees in respect of the purchase of any Class S Shares, Class D Shares, or Class I Shares.
III.    Brokerage Transaction Fees
The Managing Dealer is authorized to enter into arrangements that allow the Broker to charge a transaction or other fee, including upfront placement fees or brokerage commissions, on sales of Shares, to the extent the Prospectus discloses that such transaction or other fees may be charged for the relevant class of Shares. The Managing Dealer will require the Broker to represent that Broker is acting solely as an agent for its customers with respect to their purchase or sale of Shares and is not acting for Broker’s own account. Any transaction or other fees, including upfront placement fees or brokerage commissions, charged by Broker in connection with its sale of Shares will be charged in a manner consistent with the Prospectus and applicable law and FINRA rules. Purchases and sales of such Shares may only be executed as purchases or repurchases between the customer and the Company. Broker shall not execute trades of Shares between customers.

EXHIBIT A
FORM OF SELECTED INTERMEDIARY AGREEMENT
SELECTED INTERMEDIARY AGREEMENT
[Date]
Ladies and Gentlemen:
T. Rowe Price Investment Services, Inc., as the managing dealer (“Managing Dealer”) for T. Rowe Price OHA Select Private Credit Fund (the “Company”), a Delaware statutory trust, invites you (the “Broker”) to participate in the distribution of common shares of beneficial interest, $0.01 par value per share, of the Company (“Common Shares”) subject to the following terms:
I.    Managing Dealer Agreement
The Managing Dealer has entered into a Managing Dealer Agreement (the “Managing Dealer Agreement”) with the Company dated [      ], 2022, attached hereto as Exhibit “A.” Except as otherwise specifically stated herein, all terms used in this Agreement have the meanings provided in the Managing Dealer Agreement.
As described in the Managing Dealer Agreement, the Company has filed one or more registration statements with the SEC (each, a “Registration Statement”). Each Registration Statement shall register an ongoing offering (each, an “Offering”) of Common Shares, which may consist of Class S, Class D and/or Class I shares of beneficial interest (the “Shares”) or additional share classes.
The Registration Statement may be updated by Company in its sole discretion. In such event, the Managing Dealer shall (a) communicate to the Broker details about the transition from one Registration Statement to the next, including when sales may be made pursuant to the most recent Registration Statement and when sales will cease pursuant to the older Registration Statement and (b) provide the Broker with sufficient copies of the appropriate Prospectus and other offering materials in order to continue to make offers and sales throughout such transition period.
By your acceptance of this Agreement, you will become one of the Brokers referred to in the Managing Dealer Agreement between the Company and the Managing Dealer and will be entitled and subject to the indemnification provisions contained in the Managing Dealer Agreement, including the provisions of Section 4 of the Managing Dealer Agreement wherein the Brokers severally agree to indemnify and hold harmless the Company, the Managing Dealer and each officer and director thereof, and each person, if any, who controls the Company or the Managing Dealer within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”). Broker acknowledges that the Managing Dealer’s liability for the shareholder servicing and/or distribution fee is limited solely to the proceeds of the shareholder servicing and/or distribution fee receivable from the Company, and Broker hereby waives any and all rights to receive any reallowance of the shareholder servicing and/or distribution fee due until such time as the Managing Dealer is in receipt of the shareholder servicing and/or distribution fee from the Company.
The Broker hereby agrees to use its best efforts to sell the Shares for cash on the terms and conditions stated in the Prospectus. Nothing in this Agreement shall be deemed or construed to make the Broker an employee, agent, representative or partner of the Managing Dealer or of the Company, and the Broker is not authorized to act for the Managing Dealer or the Company or to make any representations on their behalf except as set forth in the Prospectus and in the Authorized Sales Materials.
II.    Submission of Orders
Each person desiring to purchase Shares in the Offering will be required to complete and execute a Subscription Agreement and to deliver to the Broker such completed and executed Subscription Agreement together with a check or wire transfer (“instrument of payment”) in the amount of such person’s purchase, which must be at least the minimum purchase amount set forth in the Prospectus. Those persons who purchase Shares will be instructed by the Broker to make their instruments of payment payable to or for the benefit of “T. Rowe Price OHA Select Private Credit Fund”. Purchase orders which include (i) instruments of payment received in good order by the Company or its transfer agent at least five (5) business days prior to the first calendar day of the month and (ii) a completed and executed Subscription Agreement in good order received by the Company or its transfer agent at least five (5) business days prior to the first calendar day of the month (unless waived by the Managing Dealer) will be executed as of the first calendar day of the month (based on the NAV per share as determined as of the previous day, being the last day of the preceding month). Any tender offer requests must be made in accordance with the applicable procedures described in the Company’s Registration Statement, the Company’s Share Repurchase Program described in the Registration Statement (the “Plan”), and applicable law, rules, and regulations. The parties acknowledge and agree that a tender offer is not received in “good order” unless the tender offer and all required documentation is complete and received by the Company’s transfer agent by the applicable tender offer deadline described in the Company’s tender offer documents or otherwise specified by the Company in writing.
If the Broker receives a Subscription Agreement or instrument of payment not conforming to the foregoing instructions, the Broker shall return such Subscription Agreement and instrument of payment directly to such subscriber not later than 12:00 pm on the next business day following its receipt. Subscription Agreements and instruments of payment received by the Broker which conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods described in this Section II.

III.    Pricing
Except as otherwise provided in the Prospectus, which may be amended or supplemented from time to time, the Shares shall generally be offered to the public at a purchase price payable in cash equal to the Company’s then-current net asset value (“NAV”) per share applicable to the class of Shares being purchased (as calculated in accordance with the procedures described in the Prospectus). Broker may also charge transaction or other fees, including upfront placement fees or brokerage commissions, in connection with the sale of Shares as described in Schedule I attached hereto. For shareholders who participate in the Company’s distribution reinvestment plan (“DRIP”), the cash distributions attributable to the class of shares that each shareholder owns will be automatically re-invested in additional shares of the same class. The DRIP Shares will be issued and sold to shareholders of the Company at a purchase price equal to the most recent available NAV per share for such shares at the time the distribution is payable. Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Broker by the Company or the Managing Dealer, (a) a minimum initial purchase of $2,500 in Class S shares and Class D shares is required, and additional investments of such shares may be made in cash in minimal increments of at least $500in such Shares, and (b) a minimum initial purchase of $1,000,000 in Class I Shares is required, and additional investments may be made in cash in minimal increments of at least $500 in Class I Shares unless such minimums are waived by the Managing Dealer. The Shares are nonassessable.
IV.    Brokers’ Compensation
Except as may be provided in the “Plan of Distribution” section of the Prospectus, which may be amended or supplemented from time to time, as compensation for completed sales and ongoing shareholder services rendered by Broker hereunder, Broker is entitled, on the terms and subject to the conditions herein, to the compensation set forth on Schedule I hereto.
V.    Representations, Warranties and Covenants of Broker
In addition to the representations and warranties found elsewhere in this Agreement, Broker represents, warrants, and agrees that:
(i)    It is duly organized and existing and in good standing under the laws of the state, commonwealth or other jurisdiction in which Broker is organized.
(ii)    It is empowered under applicable laws and by Broker’s organizational documents to enter into this Agreement and perform all activities and services of the Broker provided for herein and that there are no impediments, prior or existing, or regulatory, self-regulatory, administrative, civil, or criminal matters affecting Broker’s ability to perform under this Agreement.
(iii)    The execution, delivery, and performance of this Agreement; the incurrence of the obligations set forth herein; and the consummation of the transactions contemplated herein, including the issuance and sale of the Shares, will not constitute a breach of, or default under, any agreement or instrument by which Broker is bound, or to which any of its assets are subject, or any order, rule, or regulation applicable to it of any court, governmental body, or administrative agency having jurisdiction over it.
(iv)    All requisite actions have been taken to authorize Broker to enter into and perform this Agreement.
(v)    It shall notify Managing Dealer, promptly in writing, of any written claim or complaint or any enforcement action or other proceeding with respect to Shares offered hereunder against Broker or its principals, affiliates, officers, directors, employees or agents, or any person who controls Broker, within the meaning of Section 15 of the Securities Act.
(vi)    Except for those jurisdictions listed on Schedule III hereto, Broker will not offer, sell, or distribute Shares, or otherwise make any such Shares available, in any jurisdiction outside of the United States or United States territories unless the Broker receives prior written consent from Managing Dealer.
(vii)    Broker acknowledges that the Managing Dealer will enter into similar agreements with other broker-dealers, which does not require the consent of Broker.
(viii)    Broker represents that it is a broker-dealer registered with FINRA and (effective August 20, 2017) subject to FINRA Rule 2030 (“Rule 2030”). Broker represents that it has policies and procedures to ensure compliance with Rule 2030 and is currently in compliance with Rule 2030. Moreover, Broker represents that neither it nor any of its Covered Associates (i.e., any (i) general partner, managing member or executive officer of Broker, as well as any person with a similar status or function, (ii) any associated person of Broker who engages in distribution or solicitation activities with a government entity, (iii) any associated person of Broker who supervises, directly or indirectly, the government entity distribution or solicitation activities of a person in (ii) above, and (iv) any political action committee controlled by Broker or one of its Covered Associates) has made, directly or indirectly, any contributions that prohibit Broker from engaging in solicitation activities for compensation under Rule 2030 (a “Triggering Contribution”). Broker hereby agrees that neither it nor its Covered Associates will make a Triggering Contribution or violate Rule 2030 while engaged hereunder. If Broker breaches this provision and becomes aware of a Triggering Contribution or a violation of Rule 2030, it shall promptly provide written notice to the Managing Dealer of the nature of the ban or violation.

(ix)    Broker represents that Broker (i) is acting solely as an agent for its customers with respect to their purchase or sale of Shares and is not acting for Broker’s own account; (ii) any transaction or other fees, including upfront placement fees or brokerage commissions, charged by Broker in connection with its sale of Shares will be charged in a manner consistent with the Prospectus and applicable law and FINRA rules; and (iii) it has disclosed to, and received consent from, its customers to charge any or all transaction fees or commissions it may impose in connection with its clients’ purchases of Shares.
(x)    Broker further represents, warrants and covenants that neither Broker, nor any person associated with Broker, shall offer or sell Shares in any jurisdiction except to investors who satisfy the investor suitability standards and minimum investment requirements under the most restrictive of the following: (a) applicable provisions described in the Prospectus, including minimum income and net worth standards; (b) applicable laws of the jurisdiction of which such investor is a resident; (c) applicable provisions of the Rules set forth in the FINRA Manual, Exchange Act Rule 15l-1 (“Regulation Best Interest”); or (d) applicable FINRA rules. The Broker agrees to ensure that, in recommending the purchase, sale or exchange of Shares to an investor, the Broker, or a person associated with the Broker, shall have reasonable grounds to believe, on the basis of information obtained from the investor (and thereafter maintained in the manner and for the period required by the SEC, any state securities commission, FINRA or the Company) concerning his or her age, investment objectives, other investments, financial situation and needs and any other information known to the Broker, or person associated with the Broker, that (i) the investor can reasonably benefit from an investment in the Shares based on the investor’s overall investment objectives and portfolio structure, (ii) the investor is able to bear the economic risk of the investment based on the investor’s overall financial situation and (iii) the investor has an apparent understanding of (A) the fundamental risks of the investment, (B) the risk that the investor may lose his or her entire investment in the Shares, (C) the lack of liquidity of the Shares, (D) the background and qualifications of the Advisor or the persons responsible for directing and managing the Company and (E) the tax consequences of an investment in the Shares. In the case of sales to fiduciary accounts, the suitability standards must be met by the person who directly or indirectly supplied the funds for the purchase of the Shares or by the beneficiary of such fiduciary account. The Broker further represents, warrants and covenants that the Broker, or a person associated with the Broker, will determine the suitability and appropriateness of an investment in Shares of each proposed investor by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each purchaser of Shares pursuant to a subscription solicited by the Broker, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained or accounts hereafter established.
VI.    Right to Reject Orders or Cancel Sales
All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company, which reserves the right to reject any order for any reason or no reason including, without limitation, orders not accompanied by an executed Subscription Agreement in good order or without the required instrument of payment in full payment for the Shares. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If any check is not paid upon presentment, or if the Company is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Shares, the Company reserves the right to cancel the sale without notice.
VII.    Prospectus and Authorized Sales Materials; Compliance with Laws
Broker is not authorized or permitted to give and will not give, any information or make any representation concerning the Shares except as set forth in the Prospectus and any Authorized Sales Materials. The Managing Dealer will supply Broker with a link to its publicly accessible website ([__]) where the Broker may obtain the Prospectus, any supplements thereto and any amended Prospectus, as well as any Authorized Sales Materials, for delivery to investors. Broker agrees that it shall have delivered (i) to each investor to whom an offer to sell the Shares is made, as of the time of such offer, a copy of the Prospectus and all supplements thereto and any amended Prospectus that have then been made available to the Broker by the Managing Dealer and (ii) to each investor that subscribes for an order to purchase Shares, as of the time the Company accepts such investor’s order to purchase the Shares within the timeframes described in the Prospectus, a copy of the Prospectus and all supplements thereto and any amended Prospectus that have then been made available to the Broker by the Managing Dealer. The Broker agrees that it will not send or give any supplement to the Prospectus or any Authorized Sales Materials to an investor unless it has previously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all previous supplements thereto and any amended Prospectus with such supplement to the Prospectus or Authorized Sales Materials. The Broker agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing which is supplied to it by the Managing Dealer and marked “broker only”, “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. The Broker agrees that it will not show or give to any investor or prospective investor in a particular jurisdiction any material or writing that is supplied to it by the Managing Dealer if such material bears a legend denoting that it is not to be used in connection with the sale of Shares to members of the public in such jurisdiction. Broker agrees that it will not use in connection with the offer or sale of Shares any material or writing which relates to another company supplied to it by the Company or the Managing Dealer bearing a legend which states that such material may not be used in connection with the offer or sale of any securities other than the company to which it relates. The Broker further agrees that it will not use in connection with the offer or sale of Shares any materials or writings which have not been previously approved by the Managing Dealer or the Company in writing. The Broker agrees to furnish a copy of any final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). Regardless of the termination of this Agreement, the Broker will deliver a Prospectus in transactions in the Shares for a period of ninety (90) days from the effective date of the Registration Statement or such longer period as may be required by the Exchange Act.
On becoming a Broker, and in offering and selling Shares, the Broker agrees to comply with all the applicable requirements imposed upon it under (a) the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated under both such acts, (b) all applicable state securities laws and regulations as from time to time in effect, (c) any other state, federal, foreign and other laws and regulations applicable to the Offering, the sale of Shares or the activities of the Broker pursuant to this Agreement, including without limitation the privacy standards and requirements of state and federal laws, including the Gramm-Leach-Bliley Act of 1999, as amended (“GLBA”), and the laws governing money laundering abatement and anti-terrorist financing efforts, including the applicable rules of the SEC and FINRA, the Bank Secrecy Act, as amended, the USA Patriot Act, and regulations administered by the Office of Foreign Asset Control at the Department of the Treasury, and (d) this Agreement and the Prospectus as amended and supplemented. Notwithstanding the termination of this Agreement or the payment of any amount to the Broker, the Broker agrees to pay the Broker’s proportionate share of any claim, demand or liability asserted against the Broker and the other Brokers on the basis that such Brokers or any of them constitute an association, unincorporated business, or other separate entity, including in each case such Broker’s proportionate share of any expenses incurred in defending against any such claim, demand or liability.
Broker and the Managing Dealer further agree to the following terms:
(i)    Broker agrees that it (1) will maintain written policies and procedures covering the delivery of electronic offering documents and the use of electronic signatures, (2) will comply with all applicable SEC rules and guidelines pertaining to electronic delivery of the Prospectus and Authorized Sales Materials and electronic signature of the Subscription Agreement, (3) will comply with all of the applicable requirements set forth in Article III.C and Article III.E of the Omnibus Guidelines Statement of Policy of the North American Securities Administrators Association, Inc. (the “NASAA Guidelines”) and the NASAA Statement of Policy Regarding Use of Electronic Offering Documents and Electronic Signatures (the “Statement of Policy”), (4) will comply with such requirements in every U.S. jurisdiction irrespective of whether the jurisdiction has adopted the Statement of Policy, (5) acknowledges that it is acting as an agent of the Company only with respect to the delivery of the Prospectus and Authorized Sales Materials electronically, the administration of the subscription process and the obtainment of electronic signatures and only to the extent its actions are in compliance with the

Statement of Policy and the Intermediary Agreement and (6) will also comply, as applicable, with The Electronic Signatures in Global and National Commerce Act and the Uniform Electronic Transaction Act and any other applicable law.
VIII.    License and Association Membership
The Broker’s acceptance of this Agreement constitutes a representation to the Company and the Managing Dealer that the Broker is a properly registered or licensed broker-dealer, duly authorized to sell Shares under federal and state securities laws and regulations, and foreign laws (including the laws of the jurisdictions listed on Schedule III), if applicable, and in all states or jurisdictions where it offers or sells Shares, and that it is a member in good standing of FINRA. This Agreement shall automatically terminate if the Broker ceases to be a member in good standing of FINRA. The Broker agrees to notify the Managing Dealer immediately if the Broker ceases to be a member in good standing of FINRA. The Broker also hereby agrees to abide by the Rules of FINRA, including, without limitation, FINRA Rules 2040, 2111, 2121, 2310, 5110 and 5141.
IX.    Limitation of Offer; Suitability
The Broker will offer Shares (both at the time of an initial subscription and at the time of any additional subscription, including initial enrollments and increased participations in the DRIP) only to persons who meet the financial qualifications and suitability standards set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Managing Dealer and will only make offers to persons in the jurisdictions in which it is advised in writing by the Managing Dealer that the Shares are qualified for sale or that such qualification is not required and in which the Broker has all required licenses and registrations to offer Shares in such jurisdictions (including the jurisdictions listed on Schedule III). In offering Shares, the Broker will comply with the provisions of Regulation Best Interest, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of NASAA Guidelines adopted on March 29, 1992 and as amended on May 7, 2007. Nothing contained in this section shall be construed to relieve the Broker of its suitability obligations under Regulation Best Interest, FINRA Rule 2111 or FINRA Rule 2310.
The Broker will sell Class S shares, Class D shares and Class I shares only to the extent approved by the Managing Dealer as set forth on Schedule I to this Agreement, and to the extent approved to sell Class D shares and Class I shares pursuant to this Agreement, sell such shares only to those persons who are eligible to purchase Class D shares and Class I shares as described in the Prospectus. Nothing contained in this Agreement shall be construed to impose upon the Company or the Managing Dealer the responsibility of assuring that prospective investors meet the suitability standards in accordance with the terms and provisions of the Prospectus. Broker shall not purchase any Shares for a discretionary account without obtaining the prior written approval of Broker’s customer and such customer’s completed and executed Subscription Agreement. The Broker agrees to comply with the record-keeping requirements imposed by (a) federal and state securities laws and the rules and regulations thereunder, (b) the applicable rules of FINRA, and (c) the NASAA Guidelines, including the requirement to maintain records (the

“Suitability Records”) of the information used to determine that an investment in Shares is suitable and appropriate for each subscriber for a period of six (6) years from the date of the sale of the Shares. The Broker further agrees to make the Suitability Records available to the Managing Dealer and the Company upon request and to make them available to representatives of the SEC and FINRA and applicable state securities administrators upon the Broker’s receipt of a subpoena or other appropriate document request from such agency.
[Any relevant jurisdictional selling restrictions to be added as applicable.]
The Broker further represents that it understands that the Shares have not been registered and are not expected to be registered under the laws of any country or jurisdiction outside of the United States except as otherwise described in the Prospectus.
X.    Disclosure Review; Confidentiality of Information
The Broker agrees that it shall have reasonable grounds to believe, based on the information made available to it through the Prospectus or other materials, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for evaluating the Shares. In making this determination, the Broker shall evaluate, at a minimum, items of compensation, physical properties, tax aspects, financial stability and experience of the sponsor, conflicts of interest and risk factors, and appraisals and other pertinent reports. If the Broker relies upon the results of any inquiry conducted by another member or members of FINRA, the Broker shall have reasonable grounds to believe that such inquiry was conducted with due care, that the member or members conducting or directing the inquiry consented to the disclosure of the results of the inquiry and that the person who participated in or conducted the inquiry is not the Managing Dealer or a sponsor or an affiliate of the sponsor of the Company.
It is anticipated that (i) the Broker and Broker’s officers, directors, managers, employees, owners, members, partners, home office diligence personnel or other agents of the Broker that are conducting a due diligence inquiry on behalf of the Broker and (ii) persons or committees, as the case may be, responsible for determining whether the Broker will participate in the Offering ((i) and (ii) are collectively, the “Diligence Representatives”) either have previously or will in the future have access to certain Confidential Information (defined below) pertaining to the Company, the Managing Dealer, the Advisor, or their respective affiliates. For purposes hereof, “Confidential Information” shall mean and include: (i) trade secrets concerning the business and affairs of the Company, the Managing Dealer, the Advisor, or their respective affiliates; (ii) confidential data, know-how, current and planned research and development, current and planned methods and processes, marketing lists or strategies, slide presentations, business plans, however documented, belonging to the Company, the Managing Dealer, the Advisor, or their respective affiliates; (iii) information concerning the business and affairs of the Company, the Managing Dealer, the Advisor, or their respective affiliates (including, without limitation, historical financial statements, financial projections and budgets, investment-related information, models, budgets, plans, and market studies, however documented; (iv) any information marked or designated “Confidential—For Due Diligence Purposes Only”; and (v) any notes, analysis, compilations, studies, summaries and other material containing or based, in whole or in part, on any information included in the foregoing. The Broker agrees to keep, and to cause its Diligence

Representatives to keep, all such Confidential Information strictly confidential and to not use, distribute or copy the same except in connection with the Broker’s due diligence inquiry. The Broker agrees to not disclose, and to cause its Diligence Representatives not to disclose, such Confidential Information to the public, or to the Broker’s sales staff, financial advisors, or any person involved in selling efforts related to the Offering or to any other third party and agrees not to use the Confidential Information in any manner in the offer and sale of the Shares. The Broker further agrees to use all reasonable precautions necessary to preserve the confidentiality of such Confidential Information, including, but not limited to (a) limiting access to such information to persons who have a need to know such information only for the purpose of the Broker’s due diligence inquiry and (b) informing each recipient of such Confidential Information of the Broker’s confidentiality obligation. The Broker acknowledges that Broker or its Diligence Representatives may previously have received Confidential Information in connection with preliminary due diligence on the Company, and agrees that the foregoing restrictions shall apply to any such previously received Confidential Information. The Broker acknowledges that Broker or its Diligence Representatives may in the future receive Confidential Information either in individual or collective meetings or telephone calls with the Company, and agrees that the foregoing restrictions shall apply to any Confidential Information received in the future through any source or medium. The Broker acknowledges the restrictions and limitations of Regulation F-D promulgated by the SEC and agrees that the foregoing restrictions are necessary and appropriate in order for the Company to comply therewith.
Notwithstanding the foregoing, Confidential Information may be disclosed (a) if approved in writing for disclosure by the Company or the Managing Dealer, (b) pursuant to a subpoena or as required by law, or (c) as required by regulation, rule, order or request of any governing or self-regulatory organization (including the SEC or FINRA), provided that the Broker shall notify the Managing Dealer in advance if practicable under the circumstances of any attempt to obtain Confidential Information pursuant to provisions (b) and (c).
XI.    Broker’s Compliance with Anti-Money Laundering Rules and Regulations
The Broker hereby represents that it has complied and will comply with Section 326 of the USA Patriot Act and the implementing rules and regulations promulgated thereunder in connection with broker/Brokers’ anti-money laundering obligations. The Broker hereby represents that it has adopted and implemented, and will maintain a written anti-money laundering compliance program (“AML Program”) including, without limitation, anti-money laundering policies and procedures relating to customer identification in compliance with applicable laws and regulations, including federal and state securities laws, applicable rules of FINRA, and the USA Patriot Act and the implementing rules and regulations promulgated thereunder. In accordance with these applicable laws and regulations and its AML Program, Broker agrees to verify the identity of its new customers; to maintain customer records; and to check the names of new customers against government watch lists, including the Office of Foreign Asset Control’s (OFAC) list of Specially Designated Nationals and Blocked Persons. Additionally, Broker will monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the USA Patriot Act as potential signals of money laundering or terrorist financing. Broker will submit to the Financial Crimes

Enforcement Network any required suspicious activity reports about such activity and further will disclose such activity to applicable federal and state law enforcement when required by law. Upon request by the Managing Dealer at any time, the Broker hereby agrees to furnish (a) a copy of its AML Program to the Managing Dealer for review, and (b) a copy of the findings and any remedial actions taken in connection with the Broker’s most recent independent testing of its AML Program. The Broker agrees to notify the Managing Dealer immediately if the Broker is subject to a FINRA disclosure event or fine from FINRA related to its AML Program.
XII.    Privacy
The Broker agrees as follows:
The Broker agrees to abide by and comply in all respects with (a) the privacy standards and requirements of the GLBA and applicable regulations promulgated thereunder, (b) the privacy standards and requirements of any other applicable federal or state law, including the Fair Credit Reporting Act, as amended (“FCRA”), and (c) its own internal privacy policies and procedures, each as may be amended from time to time.
The parties hereto acknowledge that from time to time, Broker may share with the Company and the Company may share with Broker nonpublic personal information (as defined under the GLBA) of customers of Broker. This nonpublic personal information may include, but is not limited to a customer’s name, address, telephone number, social security number, account information and personal financial information. Broker shall only be granted access to such nonpublic personal information of each of its customers that pertains to the period or periods during which Broker served as the broker of record for such customer’s account. Broker, the Managing Dealer and the Company shall not disclose nonpublic personal information of any customers who have opted out of such disclosures, except (a) to service providers (when necessary and as permitted under the GLBA), (b) to carry out the purposes for which one party discloses such nonpublic personal information to another party under this Agreement (when necessary and as permitted under the GLBA), or (c) as otherwise required by applicable law. Any nonpublic personal information that one party receives from another party shall be subject to the limitations on usage described in this Section XII. Except as expressly permitted under the FCRA, Broker agrees that it shall not disclose any information that would be considered a “consumer report” under the FCRA.
Broker shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) to identify customers that have exercised their opt-out rights. In the event Broker, the Managing Dealer or the Company expects to use or disclose nonpublic personal information of any customer for purposes other than as set forth in this Section XII, it must first consult the List to determine whether the affected customer has exercised his or her opt-out rights. The use or disclosure of any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures, except as set forth in this Section XII, shall be prohibited.

Broker shall implement commercially reasonable measures in compliance with industry best practices designed: (a) to assure the security and confidentiality of nonpublic personal information of all customers; (b) to protect such information against any anticipated threats or hazards to the security or integrity of such information; (c) to protect against unauthorized access to, or use of, such information that could result in material harm to any customer; (d) to protect against unauthorized disclosure of such information to unaffiliated third parties; and (e) to otherwise ensure its compliance with all applicable privacy standards and requirements of federal or state law (including, but not limited to, the GLBA), and any other applicable legal or regulatory requirements. Broker further agrees to cause all its agents, representatives, affiliates, subcontractors, or any other party to whom Broker provides access to or discloses nonpublic personal information of customers to implement appropriate measures designed to meet the objectives set forth in this Section XII.
XIII.    Broker’s Undertaking to Not Facilitate a Secondary Market in the Shares
The Broker acknowledges that there is no public trading market for the Shares and that there are limits on the ownership, transferability and repurchase of the Shares, which significantly limit the liquidity of an investment in the Shares. The Broker also acknowledges that the Plan provides only a limited opportunity for investors to have their Shares purchased by the Company and that the Company’s board of trustees may, in its sole discretion, amend, suspend, or terminate the Plan at any time in accordance with the terms of the Plan. The Broker hereby agrees that so long as the Company is offering Shares under a Registration Statement filed with the SEC and the Company has not listed the Shares on a national securities exchange, the Broker will not engage in any action or transaction that would facilitate or otherwise create the appearance of a secondary market in the Shares without the prior written approval of the Managing Dealer.
XIV.    Arbitration
Any dispute, controversy or claim arising between the parties relating to this Agreement (whether such dispute arises under any federal, state or local statute or regulation, or at common law), shall be resolved by final and binding arbitration administered in accordance with the then current commercial arbitration rules of FINRA in accordance with the terms of this Agreement (including the governing law provisions of this Agreement and pursuant to the Federal Arbitration Act (9 U.S.C. §§ 1 – 16). The parties will request that the arbitrator or arbitration panel (“Arbitrator”) issue written findings of fact and conclusions of law. The Arbitrator shall not be empowered to make any award or render any judgment for punitive damages, and the Arbitrator shall be required to follow applicable law in construing this Agreement, making awards, and rendering judgments. The decision of the arbitration panel shall be final and binding, and judgment upon any arbitration award may be entered by any court having jurisdiction. All arbitration hearings will be held at the New York City FINRA District Office or at another mutually agreed upon site. The parties may agree on a single arbitrator, or, if the parties cannot so agree, each party will have the right to choose one arbitrator, and the selected arbitrators will choose a third arbitrator. Each arbitrator must have experience and education that qualify him or her to competently address the specific issues to be designated for arbitration. Notwithstanding the preceding, no party will be prevented from immediately seeking provisional remedies in courts of competent jurisdiction, including but not limited to, temporary restraining orders and preliminary injunctions, but such remedies will not be sought as a means to avoid or stay arbitration.
XV.    Termination
The Broker will suspend or terminate its offer and sale of Shares upon the request of the Company or the Managing Dealer at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Managing Dealer. Any party may terminate this Agreement by written notice. Such termination shall be effective forty-eight (48) hours after the mailing of such notice. This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.
This Agreement also may be terminated at any time, without the payment of any penalty, by vote of a majority of the Company’s trustees who are not “interested persons”, as defined in the 1940 Act, of the Company and who have no direct or indirect financial interest in the operation of the Company’s distribution plan or this Agreement or by a vote of a majority of the outstanding voting securities of the Company, on not more than 60 days’ written notice to the Managing Dealer and the Advisor. This Agreement will automatically terminate in the event of its assignment, as defined in the 1940 Act.
The respective agreements and obligations of the Managing Dealer and Broker set forth in Sections IV, VI, VII, and XIII through XIX of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.
XVI.    Use of Company and T. Rowe Price and Oak Hill Names
Except as expressly provided herein, nothing herein shall be deemed to constitute a waiver by the Managing Dealer of any consent that would otherwise be required under this Agreement or applicable law prior to the use of Broker of the name or identifying marks of the Company, the Managing Dealer, “T. Rowe Price”, “Oak Hill” or “OHA” (or any combination or derivation thereof, including any name adopted in the future). The Managing Dealer reserves the right to withdraw its consent to the use of the Company’s name at any time and to request to review any materials generated by the Broker that use the Company’s, T. Rowe Price’s or Oak Hill’s name or mark. Any such consent is expressly subject to the continuation of this Agreement and shall terminate with the termination of this Agreement as provided herein.
XVII.    Notice
Notices and other writings contemplated by this Agreement shall be delivered via (i) hand, (ii) first class registered or certified mail, postage prepaid, return receipt requested, (iii)

a nationally recognized overnight courier, or (iv) electronic mail. All such notices shall be addressed, as follows:

If to the Managing Dealer:

T. Rowe Price Investment Services, Inc. Attn: Legal Department 4515 Painters Mill Rd. Bldg 2 Owings Mills MD 21117 Email: legal-us_intermediary_distribution_team@troweprice.com

With a copy, which shall not constitute notice, to:

T. Rowe Price OHA Select Private Credit Fund Attn: Gregory S. Rubin, Partner & General Counsel 1 Vanderbilt Avenue, 16th Floor New York, New York 10017 Email: GRubin@oakhilladvisors.com

If to the Advisor:	OHA Private Credit Advisors LLC Attn: Gregory S. Rubin, Partner & General Counsel 1 Vanderbilt Avenue, 16th Floor New York, New York 10017 Email: GRubin@oakhilladvisors.com

If to the Company:	T. Rowe Price OHA Select Private Credit Fund Attn: Gregory S. Rubin, Partner & General Counsel 1 Vanderbilt Avenue, 16th Floor New York, New York 10017 Email: GRubin@oakhilladvisors.com

If to Broker:	To the address specified by the Broker herein.

XVIII.    Attorney’s Fees and Applicable Law
In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. This Agreement shall be construed under the laws of the State of New York and shall take effect when signed by the Broker and countersigned by the Managing Dealer. Venue for any action (including arbitration) shall lie exclusively in New York, New York.
XIX.    No Partnership
Nothing in this Agreement shall be construed or interpreted to constitute the Broker as an employee, agent or representative of, or in association with or in partnership with, the Managing Dealer, the Company or the other Brokers; instead, this Agreement shall only constitute the Broker as a Broker authorized by the Managing Dealer to sell the Shares according to the terms set forth in the Registration Statement and the Prospectus as amended and supplemented and in this Agreement.
XX.    Changes; Amendments
Except as specifically provided in this Section XX, this Agreement may be changed or amended only by written instrument signed by all parties. This Agreement may be amended at any time by the Managing Dealer by written notice to the Broker, and any such amendment shall be deemed accepted by the Broker upon placement of an order for sale of Shares by such Broker’s customer after the Broker has received such notice.
XXI.    Entire Agreement
This Agreement (including any Schedules and Exhibits hereto) are the entire agreement of the parties and supersede all prior agreements, if any, relating to the subject matter hereof between the parties hereto.
XXII.    Successors and Assigns
No party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon the Managing Dealer and Broker and their respective successors and permitted assigns.
XXIII.    Severability.
The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.
XXIV.    Counterparts.
This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together,

shall constitute one and the same agreement, including all exhibits. Each party may execute this Agreement by applying an electronic signature using DocuSign or any other electronic signature method and acknowledges, agrees, and confirms that the use of such an electronic signature program shall result in a reliable and valid delivery of such party’s signature to this Agreement and each party agrees that it will not challenge the validity of this Agreement based solely upon the use of an electronic signature.
XXV.    Effective Date.
This Agreement shall be effective as of the date first written above.

THE MANAGING DEALER:

T. Rowe Price Investment Services, Inc.

Date:

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or Broker and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1. IDENTITY OF BROKER:

Company Name:

Type of entity:

(Corporation, Partnership or Proprietorship)

Organized in the State of:

Licensed as broker-dealer in all States:	Yes	No

If no, list all States licensed as broker-dealer:

Tax ID #:

2. Person to receive notices delivered pursuant to the Selected Intermediary Agreement.

Name:

Company:

Address:

City, State and Zip:

Telephone:

Fax:

Email:

AGREED TO AND ACCEPTED BY THE BROKER:

(Broker’s Firm Name)

By:

Signature

Name:

Title:

Date:

SCHEDULE I BROKER COMPENSATION

Name of Broker:
The following reflects the transaction or other fee arrangements and shareholder servicing and/or distribution fees as agreed upon between T. Rowe Price Investment Services, Inc. (the “Managing Dealer”) and Broker, effective as of the effective date of the Selected Intermediary Agreement (the “Agreement”) between the Managing Dealer and Broker in connection with the offering of Shares of T. Rowe Price OHA Select Private Credit Fund (the “Company”). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed thereto in the Agreement.
Brokerage Transaction Fee
Broker may charge a transaction or other fee, including upfront placement fees or brokerage commissions, on sales of Shares, as set forth in “Share Class Election” below, to the extent the Prospectus discloses that such brokerage commissions or fees may be charged for the relevant class of Shares. Broker represents that Broker is acting solely as an agent for its customers with respect to their purchase or sale of Shares and is not acting for Broker’s own account. Any transaction or other fee, including upfront placement fees or brokerage commissions, charged by Broker in connection with its sale of Shares will be charged in a manner consistent with the Prospectus and applicable law and FINRA rules. Purchases and sales of such Shares may only be executed as purchases or repurchases between the customer and the Fund. Broker shall not execute trades of Shares between customers.
Terms and Conditions of the Shareholder Servicing and/or Distribution Fees.
The payment of the shareholder servicing and/or distribution fee to Broker is subject to terms and conditions set forth herein and the Prospectus as may be amended or supplemented from time to time. If Broker elects to sell Class S shares and/or Class D shares, eligibility to receive the shareholder servicing and/or distribution fee with respect to the Class S shares and/or Class D shares, as applicable, sold by the Broker is conditioned upon the Broker acting as broker of record with respect to such Shares and complying with the requirements set forth below, including providing shareholder and account maintenance services with respect to such Shares. For the avoidance of doubt, such services are non-distribution services, other than those primarily intended to result in the sale of Shares.
(i) the existence of an effective Selected Intermediary Agreement or ongoing Servicing Agreement between the Managing Dealer and the Broker, and

(ii) the provision of the following services with respect to the Class S shares and/or Class D shares, as applicable, by the Broker:
1. assistance with recordkeeping, including maintaining records for and on behalf of Broker’s customers reflecting transactions and balances of Shares owned;
2. answering investor inquiries regarding the Company, including distribution payments and reinvestments;
3. helping investors understand their investments upon their request; and
4. tender offer requests.
The Broker hereby represents by its acceptance of each payment of the shareholder servicing and/or distribution fee that it complies with each of the above requirements and is providing the above-described services.
Subject to the conditions described herein, the Managing Dealer will reallow to Broker the shareholder servicing and/or distribution fee in an amount described below, on Class S shares or Class D shares, as applicable, sold by Broker. To the extent payable, the shareholder servicing and/or distribution fee will be payable monthly in arrears as provided in the Prospectus. All determinations regarding the total amount and rate of reallowance of the shareholder servicing and/or distribution fee, the Broker’s compliance with the listed conditions, and/or the portion retained by the Managing Dealer will be made by the Managing Dealer in its sole discretion.
Notwithstanding the foregoing, subject to the terms of the Prospectus, at such time as the Broker is no longer the intermediary of record with respect to such Class S or Class D shares or the Broker no longer satisfies any or all of the conditions set forth above, then Broker’s entitlement to the S shareholder servicing and/or distribution fee related to such Class S and/or Class D shares, as applicable, shall cease in, and Broker shall not receive the shareholder servicing and/or distribution fee for, that month or any portion thereof (i.e., shareholder servicing and/or distribution fees are payable with respect to an entire month without any proration). Intermediary transfers will be made effective as of the start of the first business day of a month.
Thereafter, such shareholder servicing and/or distribution fee may be reallowed to the then-current intermediaries of record of the Class S and/or Class D shares, as applicable, if any such intermediary of record has been designated (the “Successor Broker”), to the extent such Successor Broker has entered into a Selected Intermediary Agreement or similar agreement with the Managing Dealer and such agreement with the Successor Broker provides for such reallowance. In this regard, all determinations will be made by the Managing Dealer in good faith in its sole discretion. The Broker is not entitled to any shareholder servicing and/or distribution fee with respect to Class I shares. The Managing Dealer may also reallow some or all of the shareholder servicing and/or distribution fee to other intermediaries who provide services with respect to the Shares (who shall be considered additional Successor Brokers) pursuant to an agreement with the Managing Dealer to the extent such agreement provides for such reallowance and such additional Successor Broker is in compliance with the terms of such agreement related to such reallowance, in accordance with the terms of such agreement.
Unless otherwise disclosed in the Prospectus, at the end of the month in which the Managing Dealer in conjunction with the transfer agent determines that total transaction or other fees, including upfront placement fees or brokerage commissions, and shareholder servicing and/or distribution fees paid with respect to any single share held in a shareholder’s account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such share (or a lower limit as determined by the Managing Dealer or Broker), the Managing Dealer shall cease receiving the shareholder servicing and/or distribution fee on either (i) each such share that would exceed such limit or (ii) all Class S shares and Class D shares in such shareholder’s account, in the Managing Dealer’s discretion. At the end of such month, the applicable Class S shares or Class D shares in such shareholder’s account will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such Class S or Class D shares.
In addition, the Company and/or the Managing Dealer will cease paying the shareholder servicing and/or distribution fee on Class S shares and Class D shares in connection with an Offering upon the earlier to occur of the following: (i) a listing of Class I shares, (ii) the merger or consolidation of the Company with or into another entity, or the sale or other disposition of all or substantially all of the Company’s assets, or (iii) the date following the completion of the primary portion of such Offering on which, in the aggregate, underwriting compensation from all sources in connection with such Offering, including transaction or other fees, including upfront placement fees or brokerage commissions, the shareholder servicing and/or distribution fee and other underwriting compensation, is equal to ten percent (10%) of the gross proceeds from Shares sold in such Offering. For purposes of this Schedule I, the portion of the shareholder servicing and/or distribution fee accruing with respect to Class S and Class D shares of the Company’s common shares issued (publicly or privately) by the Company during the term of a particular Offering, and not issued pursuant to a prior Offering, shall be underwriting compensation with respect to such particular Offering and not with respect to any other Offering.
General
Shareholder servicing and/or distribution fees due to the Broker pursuant to this Agreement will be paid to the Broker within 30 days after receipt of such fees by the Managing Dealer from the Company. The Broker authorizes Managing Dealer to deposit shareholder servicing and/or distribution fees or other payments due to it pursuant to this Agreement directly to its bank account and shall provide such deposit authorization and instructions in Schedule II to this Agreement.
The Broker acknowledges and agrees that the foregoing shareholder servicing and/or distribution fee are not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that the Broker’s interest in the Offering is limited to such shareholder servicing and/or distribution fee from the Managing Dealer and the Broker’s indemnity referred to in Section 4 of the Managing Dealer Agreement, and that the Company is not liable or responsible for the direct payment of such shareholder servicing and/or distribution fee to the Broker, provided that it has paid the shareholder servicing and/or distribution fee to the Managing Dealer.
Except as otherwise described under “Brokerage Transaction Fee” above, the Broker waives any and all rights to receive compensation, including the shareholder servicing and/or distribution fee, until it is paid to and received by the Managing Dealer. Broker acknowledges and agrees that, if the Company pays shareholder servicing and/or distribution fees to the Managing Dealer, the Company is relieved of any obligation for shareholder servicing and/or distribution fees to Broker. The Company may rely on and use the preceding acknowledgement as a defense against any claim by Broker for shareholder servicing and/or distribution fees the Company pays to Managing Dealer but that Managing Dealer fails to remit to Broker. The Broker affirms that the Managing Dealer’s liability for the shareholder servicing and/or distribution fee is limited solely to the proceeds of the shareholder servicing and/or distribution fee receivable from the Company and Broker hereby waives any and all rights to receive any reallowance of the shareholder servicing and/or distribution fee due until such time as the Managing Dealer is in receipt of the shareholder servicing and/or distribution fee from the Company. Notwithstanding the above, Broker affirms that, to the extent that Broker retains transaction or other fees, including upfront placement fees or brokerage commissions, as described above under “Brokerage Transaction Fee,” neither the Company nor the Managing Dealer shall have liability in connection with any brokerage commission or other transaction based fee payable to the Broker, and the Broker is solely responsible for retaining the brokerage commissions or other similar transaction based fees due to the Broker from the subscription funds received by the Broker from its customers for the purchase of Shares in accordance with the terms of this Agreement.
Notwithstanding anything herein to the contrary, Broker will not be entitled to receive any transaction or other fees, including upfront placement fees or brokerage commissions, or shareholder servicing and/or distribution fee which would cause the aggregate amount of transaction or other fees, including upfront placement fees or brokerage commissions, transaction based fees, shareholder servicing and/or distribution fees and other forms of underwriting compensation (as defined in accordance with applicable FINRA rules) paid from any source in connection with this Offering to exceed ten percent (10.0%) of the gross proceeds raised from the sale of Shares in the Offering.
Broker shall furnish Managing Dealer and the Company with such information as shall reasonably be requested by the Company with respect to the fees paid to Broker pursuant to this Schedule A, and Broker shall notify Managing Dealer if Broker is not eligible to receive transaction or other fees, including upfront placement fees or brokerage commissions, shareholder servicing and/or distribution fees at the time of purchase.
Due Diligence
In addition, as set forth in the Prospectus, the Managing Dealer or, in certain cases at the option of the Company, the Company, will pay or reimburse the Broker for reasonable bona fide due diligence expenses incurred by the Broker in connection with the Offering. Such due diligence expenses may include customary travel, lodging, meals, and other reasonable out-of-

pocket expenses incurred by the Broker and its personnel when visiting the Company’s offices verify information relating to the Company. The Broker shall provide a detailed and itemized invoice for any such due diligence expenses and shall obtain the prior written approval from the Managing Dealer for such expenses, and no such expenses shall be reimbursed absent a detailed and itemized included with such expense reimbursement request. Notwithstanding the foregoing, no such payment will be made if such payment would cause the aggregate of such reimbursements to Broker and other brokers, together with all other organization and offering expenses, defined under Omnibus Guidelines and FINRA rules, to exceed ten percent (10%) and fifteen percent (15%) of the Company’s gross proceeds from the Offering. All such reimbursements will be made in accordance with, and subject to the restrictions and limitations imposed under the Prospectus, FINRA rules and other applicable laws and regulations.

Share Class Election
CHECK EACH APPLICABLE BOX BELOW IF THE BROKER ELECTS TO PARTICIPATE IN THE LISTED SHARE CLASS

☐	Class S Shares	☐	Class D Shares	☐	Class I Shares
The following reflects the transaction or other fee, including upfront placement fees or brokerage commissions, arrangement, and shareholder servicing and/or distribution fee as agreed upon between the Managing Dealer and the Broker for the applicable Share Class.

____ (Initials)
No upfront selling commission but intermediaries may charge transaction or other fees, including upfront placement fees or brokerage commissions, up to [3.5]% of the NAV per Class S share sold in the Offering
By initialing here, the Broker hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class S shares.

____ (Initials)	Shareholder servicing and/or distribution fee of 0.85% per annum of the aggregate NAV of outstanding Class S shares as of the beginning of the first calendar day of each month
By initialing here, the Broker agrees to the terms of eligibility for the shareholder servicing and/or distribution fee set forth in this Schedule I with respect to Class S shares. Should the Broker choose to opt out of this provision, it will not be eligible to receive the shareholder servicing and/or distribution fee with respect to Class S shares and initialing is not necessary. The Broker represents by its acceptance of each payment of the shareholder servicing and/or distribution fee that it complies with each of the above requirements.

____ (Initials)
No upfront selling commission but intermediaries may charge transaction or other fees, including upfront placement fees or brokerage commissions, up to [1.5]% of the NAV per Class D share sold in the Offering
By initialing here, the Broker hereby agrees to the terms of the Agreement and this Schedule I with respect to the Class D shares.

____ (Initials)	Shareholder servicing and/or distribution fee of 0.25% per annum of the aggregate NAV of outstanding Class D shares as of the beginning of the first calendar day of each month
By initialing here, the Broker agrees to the terms of eligibility for the shareholder servicing and/or distribution fee set forth in this Schedule I with respect to Class D shares. Should the Broker choose to opt out of this provision, it will not be eligible to receive the shareholder servicing and/or distribution fee with respect to Class D shares and initialing is not necessary. The Broker represents by its acceptance of each payment of the shareholder servicing and/or distribution fee that it complies with each of the above requirements.

For the avoidance of doubt Broker understands that in accordance with the Company’s DRIP, no transaction, placement, or selling fees may be charged by Broker in connection with any DRIP Shares.

SCHEDULE II BANK ACCOUNT DETAILS
NAME OF ISSUER: T. ROWE PRICE OHA SELECT PRIVATE CREDIT FUND
NAME OF BROKER:
SCHEDULE TO AGREEMENT DATED:
Broker hereby authorizes the Managing Dealer or its agent to deposit shareholder servicing and/or distribution fee and other payments due to it pursuant to the Selected Intermediary Agreement to its bank account specified below. This authority will remain in force until Broker notifies the Managing Dealer in writing to cancel it. In the event that the Managing Dealer deposits funds erroneously into Broker’s account, the Managing Dealer is authorized to debit the account with no prior notice to Broker for an amount not to exceed the amount of the erroneous deposit.
Bank Name:
Bank Address:
Bank Routing Number:
Account Number:

SCHEDULE III LIST OF ELIGIBLE JURISDICTIONS
[To come]

EXHIBIT A MANAGING DEALER AGREEMENT
(Document to be provided under separate cover)